Exhibit 5.1

March 6, 2019

Delta Air Lines, Inc.

1030 Delta Boulevard

Atlanta, Georgia 30354

Delta Air Lines, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special New York counsel to Delta Air Lines, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-3 (filed March 6, 2019) (the “Registration Statement”) and the base prospectus included therein (the “Prospectus”) relating to the proposed issuance from time to time of one or more classes of pass through certificates of the Company (the “Pass Through Certificates”). The Pass Through Certificates will be issued under the Pass Through Trust Agreement (the “Pass Through Trust Agreement”), dated as of November 16, 2000, between the Company and U.S. Bank Trust National Association (as successor-in-interest to State Street Bank and Trust Company of Connecticut, National Association) (“U.S. Bank Trust”), as pass through trustee for the trust relating to each class of Pass Through Certificates (being referred to herein individually as the “Trustee”), filed as Exhibit 4.1 to the registration statement on Form S-4 filed by the Company on July 11, 2003 (File No. 333-106952), to be supplemented for each class of Pass Through Certificates by a trust supplement to the Pass Through Trust Agreement between the Company and the Trustee (each a “Trust Supplement”).

In arriving at the opinions expressed below, we have (i) examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus, the Pass Through Trust Agreement, the form of Trust Supplement, the form of Pass Through Trust Certificate included in the Pass Through Trust Agreement and such other agreements, records, documents, certificates, and other instruments we have deemed necessary or appropriate for the purposes of such opinions and (ii) made such investigations of law as we have deemed appropriate as a basis for such opinions.

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In all such examinations, we have assumed, without independent investigation or inquiry, the legal capacity of all natural persons executing documents, the genuineness of all signatures on all documents that we have examined, the authenticity of all documents that we have examined, and the conformity to authentic originals and completeness of documents examined by us that are certified, conformed, reproduction, photostatic or other copies. We also have relied upon, and have assumed the accuracy of, the representations and warranties as to factual matters contained in the Pass Through Trust Agreement that we have examined and representations, statements, and certificates of or from public officials and of or from officers and representatives of the Company and others. Further, we have assumed that (i) a supplement or supplements supplementing the Prospectus will have been prepared and filed with the Commission describing the Pass Through Certificates of each class, (ii) the Pass Through Certificates of each class will be issued and sold in compliance with applicable federal and state securities laws and solely in the manner stated in the Prospectus and the applicable supplement or supplements to the Prospectus and (iii) a definitive purchase, underwriting or similar agreement with respect to the Pass Through Certificates of each class will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

Based on and subject to the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that, with respect to the Pass Through Certificates of each class, when (a) the execution, authentication, issuance, and delivery of the Pass Through Certificates of such class by the related Trustee shall have been duly authorized by all necessary corporate action of the Company and such Trustee; (b) the Trust Supplement establishing the terms of the Pass Through Certificates of such class and forming the related trust shall have been duly authorized, executed, and delivered by the Company and the related Trustee in accordance with the terms and conditions of the Pass Through Trust Agreement; and (c) the Pass Through Certificates of such class shall have been duly executed, authenticated, issued, and delivered by the related Trustee and issued, sold, and paid for as contemplated by each of the Registration Statement, the Prospectus, the supplement or supplements to the Prospectus relating to the Pass Through Certificates of such class, the Pass Through Trust Agreement and the related Trust Supplement, assuming that the terms of the Pass Through Certificates of such class, the Pass Through Trust Agreement and the related Trust Supplement, and the issuance and sale of such Pass Through Certificates, are in compliance with then applicable law, (i) the Pass Through Certificates of such class will constitute the valid and binding obligation of the related Trustee, enforceable against such Trustee in accordance with its terms and (ii) the holders of such Pass Through Certificates will be entitled to the benefits of the Pass Through Trust Agreement and the related Trust Supplement.

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Our opinions set forth above are subject to the effects of: (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws and other similar laws relating to or affecting creditors’ or secured parties’ rights or remedies generally, to the extent any such law may affect the enforceability of the Pass Through Trust Certificate or the Pass Through Trust Agreement, (ii) general equitable principles (whether considered in a proceeding in equity or at law), including without limitation the possible unavailability of specific performance or injunctive relief and the exercise of discretionary powers by any court before which specific performance, injunctive relief, the appointment of a receiver or other equitable remedies may be sought, (iii) concepts of good faith, diligence, reasonableness and fair dealing, and standards of materiality and (iv) limitations on the validity or enforceability of indemnification, contribution or exculpation under applicable law (including court decisions) or public policy.

Without limiting the foregoing, we express no opinion as to the validity, binding effect or enforceability of any provision of the Pass Through Certificates or the Pass Through Trust Agreement, as amended by the Trust Supplements, that purports to (a) waive, release or vary any defense, right or privilege of, or any duties owing to, any party to the extent that such waiver, release or variation may be limited by Section 1-302(b) of the Uniform Commercial Code (as in effect in any applicable jurisdiction) or other provisions of applicable law, (b) constitute a waiver of inconvenient forum or improper venue, (c) relate to the subject matter jurisdiction of a court to adjudicate any controversy or (d) provide for the severability of, or that the parties to the Pass Through Trust Agreement, as amended by the Trust Supplements, shall engage in negotiations to replace, any illegal, prohibited or unenforceable provision. In addition, the enforceability of any provision in the Pass Through Certificates or the Pass Through Trust Agreement, as amended by the Trust Supplements, to the effect that (x) the terms thereof may not be waived or modified except in writing or (y) certain determinations made by one party shall have conclusive effect, may be limited under certain circumstances. We express no opinion as to any provisions of the Pass Through Certificates or the Pass Through Trust Agreement, as amended by the Trust Supplements, relating to the submission to the jurisdiction of any court other than the courts of the State of New York sitting in the City of New York and the United States District Court for the Southern District of New York, and we express no opinion as to whether a United States Federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to the Pass Through Certificates or the Pass Through Trust Agreement, as amended by the Trust Supplements, or any of the transactions contemplated thereby.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the Federal laws of the United States of America, as currently in effect, in each case that in our experience are generally applicable to transactions of the type contemplated by the Pass Through Trust Agreement, as amended by the Trust

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Supplements, without regard to the particular nature of the businesses conducted by, or the legal or regulatory status of, the parties to the Pass Through Trust Agreement, as amended by the Trust Supplements. In addition, without limiting the generality of the foregoing, we express no opinion with respect to, or with respect to the applicability to the opinions expressed herein of, of any aviation laws (including without limitation Title 49 of the U.S. Code, the Cape Town Convention on International Interests in Mobile Equipment and the related Aircraft Equipment Protocol, or any other laws, rules, or regulations governing, regulating or relating to the acquisition, ownership, registration, leasing, financing, mortgaging, use or operation of any aircraft, aircraft engines or any part thereof), or any other laws, rules or regulations applicable to the particular nature of the equipment subject to the Pass Through Trust Agreement, as amended by the Trust Supplements, or the business conducted by the Company or the related Trustee. In addition, we express no opinion as to the effect of, or compliance with, any (A) United States Federal or state laws, rules or regulations relating to (i) fraudulent transfers, fraudulent conveyances or preferential transfers, (ii) taxes, (iii) banking, insurance, financial services, financial institutions, bribery, corruption, money-laundering, anti-terrorism, communications, customs, imports or exports, international trade, sanctions or embargoes (whether foreign trade, economic, financial or otherwise), or public utilities, (iv) commodities trading, futures or swaps, (v) pensions or employee benefits (including the Employee Retirement Income Security Act of 1974, as amended), or (vi) environmental matters, public health, safety intellectual property or antitrust or (B) United States Federal or state securities or “blue sky” laws, rules or regulations, including without limitation, in each case, as to the effect of any thereof on the validity, binding effect or enforceability of any of the Pass Through Certificates or the Pass Through Trust Agreement, as amended by the Trust Supplements. Our opinions expressed above are limited to the laws of the State of New York governing the enforceability of contracts as such.

In rendering the opinions set forth above, we have assumed that each of the Company and the related Trustee is and will be duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation and has or will have the full power and authority to carry on its business and to execute and deliver and, as applicable, issue and authenticate, the Pass Through Trust Agreement, each Trust Supplement, and the Pass Through Certificates of such class (in the case of the related Trustee), and to perform its obligations thereunder. We have further assumed that the execution and delivery by each of the Company and the related Trustee of the Pass Through Trust Agreement, each Trust Supplement, and the Pass Through Certificates of such class (in the case of the related Trustee) and the performance of their respective obligations thereunder, (i) do not and will not contravene, violate, conflict with, breach, or constitute (with or without notice or lapse of time) a default under, or result in the creation of a lien upon any of its properties under, the terms of (x) its charter or by-laws or other constituent documents, (y) any agreement, instrument, obligation, or contract to which it

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is a party or by which it or its properties may be bound, or (z) any applicable law, rule, or regulation or any applicable requirement or restriction imposed by any court, tribunal, or governmental body and (ii) do not and will not require any consent, approval, authorization, registration, or filing under any applicable law, rule, or regulation (other than those that have been obtained). We have relied, with your permission, on certain matters set forth in the opinion of Shipman & Goodwin LLP, counsel to U.S. Bank Trust, and the opinion of Alan T. Rosselot, Assistant General Counsel of Delta Air Lines, Inc., in each case, dated today and delivered to you.

This opinion letter is limited to, and no opinion is implied or may be inferred beyond, the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, changes in law, or other events or developments that hereafter may occur or be brought to our attention and that may alter, affect or modify the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Validity of Pass Through Certificates” in the Prospectus included in such Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP

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